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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ________________

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               Home Director, Inc.
                               -------------------
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                           52-2143430
------------------------------------------                ---------------------
(State of Incorporation or Organization)                  (I.R.S. Employer
                                                          Identification No.)


     2525 Collier Canyon Road
     Livermore,California                                       94550
------------------------------------------                ---------------------
     (Address of Principal Executive Offices)            (Zip Code)

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     If this form relates to the registration           If  this  form  relates  to  the
     of  a  class  of  securities pursuant to           registration  of  a  class  of
     Section 12(b) of the Exchange Act and is           securities  pursuant  to  Section
     effective  pursuant  to  General                   12(g)  of  the  Exchange Act and is
     Instruction  A.(c),  please  check  the            effective  pursuant  to  General
     following  box.    [  ]                            Instruction A.(d), please check the
                                                        following  box. [ X]


Securities Act registration statement file number to which this form relates: _______________
                                                                              (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                    Name of Each Exchange on Which
to be so registered                    Each Class is to be Registered
-------------------                    ------------------------------
None

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, par value $0.01 per share
                         ---------------------------------------
                                (Title of class)

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Item 1.  Description of Registrant's Securities to be Registered.
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     This registration statement relates to the common stock, par value $0.01 per share ("Common Stock"), of Home Director, Inc., a Delaware corporation formerly known as Netword, Inc. (the "Registrant"). The Registrant is authorized to issue 40,000,000 shares of Common Stock. As of March 27, 2003, there were 3,668,413 shares of Common Stock issued and outstanding.

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by the Registrant's Certificate of Incorporation, which means that the holders of a majority of the votes can elect all of the directors then standing for election. Subject to the rights of the holders of the Registrant's preferred stock, of which there are currently none, the holders of the Common Stock are entitled to receive dividends which may be paid by the Registrant at such times and in such amounts as its board of directors from time to time may determine.

     The holders of Common Stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions with respect to the Common Stock. The Registrant's Certificate of Incorporation contains a provision that prohibits the holders of the Common Stock from taking action by written consent in lieu of a meeting. This provision could prohibit or delay mergers or takeovers and, accordingly, could discourage attempts to acquire control of the Registrant.

Item 2. Exhibits.
----------------

A. Restated Certificate of Incorporation of the Registrant, filed with the Secretary of State of the State of Delaware on December 17, 2002 and effective as of December 19, 2002, as filed as Exhibit 3.2 to the Registrant's Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2003 and incorporated by reference herein.

B. Amended and Restated Bylaws of the Registrant, adopted as of December 19, 2002, as filed as Exhibit 3.3 to the Registrant's Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2003 and incorporated by reference herein.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   HOME  DIRECTOR,  INC.

                                   By:   /s/    Donald  B.  Witmer
                                       ----------------------------------------
                                        Donald  B.  Witmer
                                        Chairman  and  Chief  Executive Officer



Date:  March 27,  2003